Global Axcess Corp Announces Adoption of Stock Repurchase Program

JACKSONVILLE, FL, MAY 11, 2009 /PRNewswire-FirstCall/ - Global Axcess Corp (OTCBB: GAXC) (the “Company”), an independent provider of ATM solutions, today announced that its Board of Directors has approved a stock repurchase program authorizing the purchase of up to $150,000 of the Company’s outstanding common stock.  The repurchases will occur monthly, at a price per share of $0.30 or less, over a period of one year.  The stock repurchase program will be funded by cash from operations.

Mr. George McQuain, Chief Executive Officer of the Company, stated, “The first quarter of 2009 was a strong quarter for Global Axcess. Through our strategic focus on operational excellence, attention to detail and frugal expense management we have delivered a profitable quarter even with the CAMOFI and Wachovia related write offs.  These accomplishments validate the strength and resilience of our operating philosophy.

However, our Board of Directors, our employees and I are not satisfied.  We realize that during that same time period our stock price has languished.  For that reason, we are focusing on strategies to maximize shareholder value.

Historically, we have done a very good job of reducing costs.  To maximize shareholder value we must do more.  It is my belief that to maximize shareholder value the Company must grow EBITDA through profitable sales growth while being very prudent in the deployment of our capital.

The key consideration for us is what is the best use of our cash?

In light of this, we are beginning to implement a number of strategic initiatives to maximize shareholder value.   Because we believe our stock is undervalued, the first of these initiatives that we are announcing is this stock buyback program.”

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of ATM services in the United States. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (“NMS”), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns, manages or operates approximately 4,300 ATMs in its national network spanning 44 states. For more information on the Company, please visit http://www.globalaxcess.biz.

    Investor Relations Contact:
    Sharon Jackson, 904-395-1149
    Sharon.Jackson@GLXS.biz

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should" or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1 of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.